Exhibit 99.1

Rocket Companies Announces Fourth Quarter and Full Year 2025 Results

•Announced three-year strategic alliance with Compass International Holdings to expand housing inventory and create a more streamlined and affordable home buying and selling experience for American families.
•Appointed Rocket Companies’ CFO Brian Brown to the role of President, who will continue as CFO and Treasurer, effective February 26, 2026.
•Generated Q4'25 total revenue, net of $2.69 billion and adjusted revenue of $2.44 billion. Adjusted revenue came in above the high end of our guidance range.
•Reported Q4'25 GAAP net income of $68 million and adjusted net income of $316 million.
•Delivered Q4'25 adjusted EBITDA of $592 million.

DETROIT, February 26, 2026 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), the Detroit-based homeownership platform company including mortgage, real estate, title and personal finance businesses, today announced results for the fourth quarter and full year ended December 31, 2025.

“Rocket proved itself this quarter as a category of one. This is the power of an integrated homeownership ecosystem - massive top of funnel, scaled origination-servicing recapture, expansive distribution for industry professionals and a technologically advanced foundation for infinite capacity - built for the AI era," said Varun Krishna, CEO and Director of Rocket Companies. "We exceeded guidance in a quarter that closed out a transformational year. I’m so proud of how the Rocket, Mr. Cooper, and Redfin teams executed together."

Fourth Quarter 2025 Financial Summary (1)

($ in millions, except per share amounts)

	Q4-25	Q4-24	FY 25	FY 24
	(Unaudited)		(Unaudited)
Total revenue, net	$ 2,692	$ 1,769	$ 6,695	$ 5,101
Total expenses	$ 2,523	$ 1,094	$ 6,909	$ 4,433
GAAP net income (loss)	$ 68	$ 649	$ (234)	$ 636

Adjusted revenue	$ 2,440	$ 1,187	$ 6,859	$ 4,902
Adjusted net income	$ 316	$ 85	$ 628	$ 456
Adjusted EBITDA	$ 592	$ 177	$ 1,281	$ 862

GAAP diluted earnings (loss) per share	$ 0.02	$ 0.23	$ (0.05)	$ 0.21
Adjusted diluted earnings per share	$ 0.11	$ 0.04	$ 0.28	$ 0.23

(1) "GAAP" stands for Generally Accepted Accounting Principles in the U.S. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures throughout this document may not foot due to rounding.

Fourth Quarter and Full Year 2025 Financial Highlights

During the fourth quarter of 2025:

•Generated total revenue, net of $2.69 billion and GAAP net income of $68 million. Generated total adjusted revenue of $2.44 billion and adjusted net income of $316 million.

•Generated $41.6 billion in total net rate lock volume and $47.3 billion in total closed mortgage loan origination volume. Total gain on sale margin was 2.82%.

•Generated $35.6 billion in net rate lock volume and $41.0 billion in closed loan volume, excluding correspondent. Gain on sale margin, excluding correspondent, was 3.20%. These three Q4 2025 metrics were the highest for a fourth quarter in four years.

•Total liquidity was $10.1 billion as of December 31, 2025, which includes $2.7 billion of cash on the balance sheet, $0.1 billion of corporate cash used to self-fund loan originations, $2.3 billion of undrawn lines of credit, and $5.0 billion of undrawn MSR lines of credit.
•Servicing portfolio unpaid principal balance, which includes acquired and subserviced loans, was $2.1 trillion or 9.5 million loans serviced as of December 31, 2025. The portfolio generates approximately $5.0 billion of annualized recurring cash flow from servicing fee income and deposit income.

During the full year of 2025:

•Generated total revenue, net of $6.7 billion and GAAP net loss of $234 million, or $0.05 loss per diluted share. Generated total adjusted revenue of $6.9 billion and adjusted net income of $628 million, or adjusted earnings of $0.28 per diluted share.

•Generated $132.0 billion in total net rate lock volume and $130.4 billion in total closed mortgage loan origination volume. Total gain on sale margin was 2.83%.

•Generated $126.0 billion in net rate lock volume and $124.0 billion in closed loan volume, excluding correspondent. Gain on sale margin, excluding correspondent, was 2.93%.

•Rocket Mortgage net client retention rate was 97% for the 12 months ended December 31, 2025. There is a strong correlation between this metric and client lifetime value. We believe our net client retention rate is unmatched among mortgage companies.

Company Highlights

•On February 26, 2026, Rocket Companies and Compass International Holdings announced a three-year strategic alliance to expand housing inventory and create a more streamlined and affordable home buying and selling experience for American families. As part of the partnership, Redfin becomes a home search partner for Compass, giving Redfin users access to Compass’s Private Exclusive and Coming Soon listings. The alliance also expands Redfin and Rocket Mortgage’s distribution footprint with Compass’s approximately 340,000 agents. Rocket Mortgage becomes Compass’s digital mortgage partner, delivering value to home buyers through our preferred pricing bundle, which will include offers such as 1 percentage point off the mortgage rate in the first year, or up to $6,000 reduction in closing costs for home buyers.

•Effective February 26, 2026, Rocket Companies’ CFO Brian Brown will assume the role of President, in addition to continuing as CFO and Treasurer. In this role, Brian will continue to lead the Finance team, while also expanding his duties to include the strategic development of growth strategies across the enterprise. In addition, Kurt Johnson, formerly CFO of Mr. Cooper, has been named Deputy CFO of Rocket Companies. In this role, Kurt will report to Brian and lead the day-to-day activities of FP&A and Accounting, among other finance functions.

•Since closing the Redfin and Mr. Cooper acquisitions in July and October 2025, respectively, integration efforts have paced ahead of plan. Redfin has fully realized $140 million in expense synergies in less than six months after close. Expense synergies for Mr. Cooper are expected to be fully realized ahead of the original end-of-2027 target. Additionally, Rocket and Mr. Cooper are now united under the Rocket digital experience and the Rocket brand, a key integration milestone.

•Purchase market share expanded to 5.5% in Q4 2025, up from 3.8% the year prior, made possible by our scaled top of funnel home search and distribution advantage with loan officers, mortgage broker partners and correspondent lenders and network of real estate agents.

•In February 2026, Rocket Mortgage launched fully digital purchase pre-approvals, building on the fully digital refinance experience released in July 2025. Homebuyers can now complete the entire process online 24/7 through a convenient chat interface with no loan officer intervention required, allowing loan officers to spend more time with qualified clients where their expertise matters. Since launch, fully digital pre-approvals have lead to 2.5x higher conversion rates compared to leads going directly to a loan officer before qualification.

•In 2025, we deployed an updated AI-powered communications platform for our loan officers. The platform handled 800 thousand chats, sent over 1.8 million text messages, made 2 million outbound calls, and processed more than 5 million documents on a monthly basis. The communications platform has helped unlock capacity for our loan officers, while leading to higher conversion rates and fueling incremental refinance and purchase volume.

•Redfin has launched conversational search across its app, website, and ChatGPT, setting a new standard for a more intuitive home search experience. In February 2026, Redfin launched an app in ChatGPT allowing users to find listing and explore market trends through a conversational interface. In November 2025, Redfin expanded its conversational search experience to its iOS app, enabling users to refine searches and ask questions in plain language rather than relying solely on filters.

•In February 2026, Rocket and Redfin debuted their first joint Super Bowl advertisement, reinforcing Rocket’s “Own the Dream” creative platform with a campaign centered on community and trust in American neighborhoods, featuring Lady Gaga’s rendition of “Won’t You Be My Neighbor?” The campaign drove unaided awareness gains for both Rocket Mortgage and Redfin and ranked #1 in PR share of voice among Super Bowl advertisers. It also launched the nationwide “Great American Home Search,” a 48-hour interactive challenge in the Redfin app where participants solved clues for a chance to win a home valued at over $1 million. This event propelled Redfin to the #1 ranking among lifestyle apps in daily downloads on the Apple App Store in February.

•In February 2026, Rocket Pro hosted approximately 4,000 mortgage broker partners virtually at Ignite26, the industry’s first lender-led national streaming broadcast. Announcements included the launch of Jupiter, a complimentary loan origination system; a nationwide broker and consumer marketing campaign through BrokerNearMe.com; and Connectors, a new third-party integration service designed to drive broker growth by allowing brokers to leverage AI tools without leaving Rocket Pro Navigate.

•In January 2026, the Rocket Community Fund, a partner company, and the Detroit Housing Commission announced a $1.2 million grant to support the Scattered Sites Homeownership Program. The initiative provides public housing residents with priority purchasing access, down payment assistance, and home repair funding to help support their transition to homeownership across Detroit.

•In January 2026, the Rocket Community Fund awarded a $1 million grant to the Detroit Regional Chamber’s TalentEd initiative to address housing and food insecurity for students, strengthen connections between colleges and employers, and support adult learners completing their education throughout the Detroit region.

First Quarter 2026 Outlook (2)

In Q1 2026, we expect adjusted revenue between $2.6 billion to $2.8 billion.

Starting in Q1 2026, we will be reclassifying warehouse interest on loans held for sale from a contra-revenue account to a direct expense. This change will increase both our reported revenue and expense and does not impact our net income or cash flow. The guidance range includes $150 million from this reclassification.

(2) Please see the section of this document titled “Non-GAAP Financial Measures” for more information.

Segments

Direct to Consumer

In the Direct to Consumer segment, clients have the ability to interact with Rocket Mortgage digitally and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various brand campaigns and performance marketing channels. The Direct to Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. The segment also includes title and settlement services and appraisal management, complementing the Company’s end-to-end mortgage origination experience. Servicing and subservicing activities are fully allocated to the Direct to Consumer segment as they are viewed as an extension of the client experience, which positions us to have high retention and recapture the clients’ next refinance, purchase and personal loan transactions.

DIRECT TO CONSUMER (3)
($ in millions)

	Q4-25	Q4-24	FY 25	FY 24
	(Unaudited)		(Unaudited)
Sold loan volume	$ 25,905	$ 16,528	$ 68,465	$ 52,616
Sold loan gain on sale margin	3.73%	4.10%	4.18%	4.14%
Total revenue, net	$ 2,028	$ 1,486	$ 4,791	$ 3,892
Adjusted revenue	$ 1,775	$ 904	$ 4,955	$ 3,693
Contribution margin	$ 850	$ 376	$ 2,093	$ 1,550

Partner Network

We provide industry-leading client service and leverage our widely recognized brand to strengthen our wholesale relationships, through Rocket Pro, as well as enterprise partnerships, and correspondent relationships. Rocket Pro works exclusively with mortgage brokers, community banks and credit unions, enabling them to maintain their own brand and client relationships while leveraging Rocket Mortgage's expertise, technology and award-winning process. Our enterprise partnerships include financial institutions and well-known consumer-focused companies that value our award-winning client experience and offer their clients mortgage solutions through our trusted brand. These organizations connect their clients directly to us through marketing channels and referrals. In our correspondent channel, we acquire mortgage loans from third-party mortgage originators and financial institutions, leveraging Rocket’s underwriting, fulfillment and secondary market capabilities.

PARTNER NETWORK (3)
($ in millions)

	Q4-25 (4)	Q4-24	FY 25	FY 24
	(Unaudited)		(Unaudited)
Sold loan volume	$ 20,863	$ 13,624	$ 57,149	$ 45,094
Sold loan gain on sale margin	1.03%	1.33%	1.08%	1.47%
Total revenue, net	$ 239	$ 135	$ 668	$ 670
Adjusted revenue	$ 239	$ 135	$ 668	$ 670
Contribution margin	$ 150	$ 77	$ 386	$ 430

(3) We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted revenue less directly attributable expenses. Directly attributable expenses include Salaries, commissions and team member benefits, General and administrative expenses, Marketing and advertising expenses, Interest and amortization expense on non-funding debt, and Other expenses, such as mortgage servicing related expenses and expenses generated from Rocket Close (title and settlement services). A loan is considered "sold" when it is sold to investors on the secondary market. See "Summary Segment Results" section below and "Segments" footnote in the "Notes to Consolidated Financial Statements" in the Company's forthcoming filing on Form 10-K for more information.

(4) Includes correspondent loans.

Balance Sheet and Liquidity

Total available cash was $2.8 billion as of December 31, 2025, which includes $2.7 billion of cash and cash equivalents, and $0.1 billion of corporate cash used to self-fund loan originations.

Additionally, we have access to $2.3 billion of undrawn lines of credit, and $5.0 billion of undrawn MSR lines of credit from financing facilities, for a total liquidity position of $10.1 billion as of December 31, 2025.

BALANCE SHEET HIGHLIGHTS
($ in millions)

	December 31, 2025	December 31, 2024
	(Unaudited)
Cash and cash equivalents	$ 2,696	$ 1,273
Mortgage servicing rights, at fair value	19,442	7,633
Funding facilities	14,155	6,801
Other financing facilities and debt	14,204	4,039
Total equity	22,898	9,043

Fourth Quarter and Full Year Earnings Call

Rocket Companies will host a live conference call at 4:30 p.m. ET on February 26, 2026 to discuss its results for the quarter and full year ended December 31, 2025. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event.

Consolidated Statements of Income (Loss)
($ In Millions, Except Per Share Amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Revenue
Gain on sale of loans
Gain on sale of loans excluding fair value of originated MSRs, net	$ 465	$ 287	$ 2,086	$ 1,683
Fair value of originated MSRs	727	424	1,721	1,330
Gain on sale of loans, net	1,192	711	3,807	3,013
Loan servicing income
Servicing fee income	1,102	388	2,317	1,462
Change in fair value of MSRs	(402)	356	(1,530)	(579)
Loan servicing income, net	700	744	787	883
Interest income
Interest income	159	103	501	413
Interest expense on funding facilities	(130)	(80)	(376)	(315)
Interest income, net	29	23	125	98
Other income	771	291	1,976	1,107
Total revenue, net	2,692	1,769	6,695	5,101
Expenses
Salaries, commissions and team member benefits	1,199	559	3,307	2,261
General and administrative expenses	536	202	1,439	893
Marketing and advertising expenses	262	206	1,088	824
Depreciation and amortization	157	29	290	113
Interest and amortization expense on non-funding debt	205	38	438	154
Other expenses	164	60	347	188
Total expenses	2,523	1,094	6,909	4,433
Income (loss) before income taxes	169	675	(214)	668
Provision for income taxes	(101)	(26)	(20)	(32)
Net income (loss)	68	649	(234)	636
Net (income) loss attributable to non-controlling interest	$—	(615)	166	(607)
Net income (loss) attributable to Rocket Companies	$ 68	$ 34	$ (68)	$ 29

Income (Loss) per share of Participating Common Stock (1)
Basic	$0.02	$0.23	$ (0.05)	$ 0.21
Diluted	$0.02	$0.23	$ (0.05)	$ 0.21

Weighted average shares outstanding
Basic	$2,826,022,426.00	$145,686,451.00	1,322,362,708	141,037,083
Diluted	$2,842,725,779.00	$145,686,451.00	1,322,362,708	141,037,083

(1)    As of June 30, 2025, the effective date of the Up-C Collapse, onwards, the Company applies the two-class method for calculating and presenting earnings per share for Class A common stock and Class L common stock ("Participating Common Stock").

Consolidated Balance Sheets
($ In Millions)

	December 31, 2025	December 31, 2024
Assets	(Unaudited)
Cash and cash equivalents	$ 2,696	$ 1,273
Mortgage loans held for sale, at fair value	15,471	9,020
Derivative assets, at fair value	360	192
Mortgage servicing rights (“MSRs”), at fair value	19,442	7,633
Advance receivables, net of reserves and discount	2,040	559
Property and equipment, net	260	214
Loans subject to repurchase right from Ginnie Mae	5,125	2,785
Intangible assets, net	2,224	91
Goodwill	10,611	1,136
Other assets	2,456	1,607
Total assets	$ 60,685	$ 24,510
Liabilities and equity
Liabilities
Funding facilities	$ 14,155	$ 6,801
Other financing facilities and debt:
Senior Notes, net	10,423	4,039
MSR and advance facilities, net	3,781	—
Accounts payable	285	182
Derivative liabilities, at fair value	145	11
Loans subject to repurchase right from Ginnie Mae	5,125	2,785
Other liabilities	3,873	1,649
Total liabilities	$ 37,787	$ 15,467
Equity
Preferred stock	$ —	$ —
Class A common stock	—	—
Class B common stock	—	—
Class C common stock	—	—
Class D common stock	—	—
Class L common stock	—	—
Additional paid-in capital	22,774	389
Retained earnings	124	313
Non-controlling interest	—	8,341
Total equity	22,898	9,043
Total liabilities and equity	$ 60,685	$ 24,510

Summary Segment Results for the Years Ended December 31, 2025 and 2024
($ in millions)
(Unaudited)

Three Months Ended December 31, 2025	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total revenue, net	$ 2,028	$ 239	$ 2,266	$ 426	$ 2,692
Change in fair value of MSRs due to valuation assumptions (net of hedges)	$ (252)	$ —	$ (252)	$ —	$ (252)
Adjusted revenue	1,775	239	2,014	426	2,440
Less: Directly attributable expenses	925	89	1,014	292	1,306
Contribution margin (1)	$ 850	$ 150	$ 1,000	$ 134	$ 1,134

Three Months Ended December 31, 2024	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total revenue, net	$ 1,486	$ 135	$ 1,621	$ 148	$ 1,769
Change in fair value of MSRs due to valuation assumptions (net of hedges)	(582)	—	(582)	—	(582)
Adjusted revenue	904	135	1,039	148	1,187
Less: Directly attributable expenses	528	58	586	141	727
Contribution margin (1)	$ 376	$ 77	$ 453	$ 7	$ 460

Year ended December 31, 2025	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total revenue, net	$ 4,791	$ 668	$ 5,459	$ 1,236	$ 6,695
Change in fair value of MSRs due to valuation assumptions (net of hedges)	164	—	164	—	164
Adjusted revenue	4,955	668	5,623	1,236	6,859
Less: Directly attributable expenses	2,862	282	3,144	810	3,954
Contribution margin (1)	$ 2,093	$ 386	$ 2,479	$ 426	$ 2,905

Year ended December 31, 2024	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total revenue, net	$ 3,892	$ 670	$ 4,562	$ 539	$ 5,101
Change in fair value of MSRs due to valuation assumptions (net of hedges)	(199)	—	(199)	—	(199)
Adjusted revenue	3,693	670	4,363	539	4,902
Less: Directly attributable expenses	2,143	240	2,383	406	2,788
Contribution margin (1)	$ 1,550	$ 430	$ 1,980	$ 133	$ 2,113
(1)     We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted revenue less directly attributable expenses. Adjusted revenue is a non-GAAP financial measure described below. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, marketing and advertising expenses and other expenses, such as mortgage servicing related expenses and expenses generated from Rocket Close (title and settlement services).

GAAP to Non-GAAP Reconciliations

Adjusted Revenue Reconciliation
($ in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Total revenue, net	$ 2,692	$ 1,769	$ 6,695	$ 5,101
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	(252)	(582)	164	(199)
Adjusted revenue	$ 2,440	$ 1,187	$ 6,859	$ 4,902
(1)    Reflects changes in market interest rates and assumptions, including discount rates and prepayment speeds, gains or losses on sales of MSRs during the period and the effects of contractual prepayment protection associated with sales or purchases of MSRs.

Adjusted Net Income Reconciliation
($ in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Net income (loss) attributable to Rocket Companies	$ 68	$ 34	$ (68)	$ 29
Net loss impact from pro forma conversion of Class D common shares to Class A common shares (1)	—	615	(166)	608
Adjustment to the benefit from (provision for) income tax (2)	59	(138)	73	(131)
Tax-effected net income (loss) (2)	127	511	(161)	506
Share-based compensation expense (3)	181	36	341	145
Change in fair value of MSRs due to valuation assumptions (net of hedges) (4)	(252)	(582)	164	(199)
Acquisition-related expenses (5)	175	—	333	—
Amortization of acquired intangible assets (6)	125	—	174	—
Restructuring costs (7)	18	—	18	—
Litigation accrual reversal (8)	—	(15)	$—	(15)
Other adjustments (9)	5	(3)	18	—
Tax impact of adjustments (10)	(63)	138	(259)	18
Adjusted net income	$316.00	$85.00	$ 628	$ 456
(1)    Reflects net income (loss) to Class A common shares from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders during the periods ended December 31, 2025 and 2024. Class D common shares were exchanged and retired on June 30, 2025, the date the Up-C Collapse was effectuated.

(2)     Rocket Companies is subject to U.S. Federal income taxes, in addition to state, local and foreign taxes with respect to its allocable share of any net taxable income or loss of Holdings. The adjustment to the benefit from (provision for) income tax reflects the difference between (a) the income tax computed using the effective tax rates below applied to the Net (loss) income before income taxes assuming Rocket Companies, Inc. owns 100% of the non-voting common interest units of Holdings and (b) the (benefit from) provision for income taxes. The effective income tax rate was 24.79% and 24.32% for the three months ended December 31, 2025 and 2024, respectively. The effective income tax rate was 24.70% and 24.32% for the years ended December 31, 2025 and 2024, respectively.

(3)    The three and twelve months ended December 31, 2025 exclude the impact of acquisition-related expenses.

(4)    Reflects changes in market interest rates and assumptions, including discount rates and prepayment speeds, gains or losses on sales of MSRs during the period and the effects of contractual prepayment protection associated with sales or purchases of MSRs.

(5)    Primarily consists of transaction costs associated with the Redfin Acquisition and the Mr. Cooper Acquisition (together, "the Acquisitions") and Up-C Collapse, such as professional service fees (including integration costs), debt financing fees related to the Bridge Facility, and severance expense (including accelerated share-based compensation).

(6)    Reflects amortization of intangible assets related to the Acquisitions.

(7)    Consists of one-time restructuring costs associated with exiting non-core operations.

(8)    Reflects litigation accrual reversal related to a specific legal matter, which was recorded in 2021.

(9)    Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the historical purchases of Holdings Units, net of payment obligations under Tax Receivable Agreement and the change in equity investments.

(10)    Tax impact of adjustments gives effect to the income tax related to Share-based compensation expense, Change in fair value of MSRs due to valuation assumptions (net of hedges), Acquisition-related expenses, Amortization of acquired intangible assets, Restructuring costs, Litigation accrual reversal, and Other adjustments at the effective tax rates for each period.

Adjusted Diluted Weighted Average Shares Outstanding Reconciliation
($ in millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Diluted weighted average Participating Common Stock outstanding	2,842,725,779	145,686,451	1,322,362,708	141,037,083
Assumed pro forma conversion of Class D shares (1)	—	1,848,879,483	911,776,183	1,848,879,483
Adjusted diluted weighted average shares outstanding	2,842,725,779	1,994,565,934	2,234,138,891	1,989,916,566

Adjusted net income	$ 316	$ 85	$ 628	$ 456
Adjusted diluted earnings per share	$ 0.11	$ 0.04	$ 0.28	$ 0.23
(1)    Reflects the pro forma exchange and conversion of anti-dilutive Class D common shares to Class A common shares. For the twelve months ended December 31, 2025 and 2024, Class D common shares were anti-dilutive and are excluded in the Diluted weighted average Participating Common Stock outstanding in the table above. Class D common shares were exchanged and retired on June 30, 2025, the date the Up-C Collapse was effectuated.

Adjusted EBITDA Reconciliation
($ in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Net income (loss)	$ 68	$ 649	$ (234)	$ 636
Interest and amortization expense on non-funding debt (1)	140	38	335	154
Provision for income taxes	101	26	20	32
Depreciation and amortization (2)	32	29	116	113
Share-based compensation expense (3)	181	36	341	145
Change in fair value of MSRs due to valuation assumptions (net of hedges) (4)	(252)	(582)	164	(199)
Acquisition-related expenses (1)(5)	175	—	333	—
Amortization of acquired intangible assets (6)	125	—	174	—
Restructuring costs (7)	18	—	18	—
Litigation accrual reversal (8)	—	(15)	—	(15)
Other (9)	4	(4)	14	(4)
Adjusted EBITDA	$ 592	$ 177	$ 1,281	$ 862
(1)    Includes interest and amortization expense related to our Senior Notes. Debt financing fees related to the Bridge Facility are a nonrecurring acquisition-related expense impacting the year ended December 31, 2025, and therefore excluded from Interest and amortization expense on non-funding debt, and included as Acquisition-related expenses.

(2)    The three and twelve months ended December 31, 2025 exclude the impact of amortization of acquired intangible assets.

(3)    The three and twelve months ended December 31, 2025 exclude the impact of acquisition-related expenses.

(4)    Reflects changes in market interest rates and assumptions, including discount rates and prepayment speeds, gains or losses on sales of MSRs during the period and the effects of contractual prepayment protection associated with sales or purchases of MSRs.

(5)    Primarily consists of transaction costs associated with the Acquisitions and Up-C Collapse, such as professional service fees (including integration costs), debt financing fees related to the Bridge Facility, and severance expense (including accelerated share-based compensation).

(6)    Reflects amortization of intangible assets related to the Acquisitions.

(7)    Consists of one-time restructuring costs associated with exiting non-core operations.

(8)    Reflects litigation accrual reversal related to a specific legal matter, which was recorded in 2021.

(9)    Represents change in equity investments during the three months and year ended December 31, 2025. Reflects changes in estimates of tax rates and other variables of the Tax receivable agreement liability for the periods ended December 31, 2025 and 2024.

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted revenue, Adjusted net income, Adjusted diluted earnings per share and Adjusted EBITDA (collectively “our non-GAAP financial measures”) as non-GAAP measures which management believes provide useful information to investors. We believe that the presentation of our non-GAAP financial measures provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Our non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for revenue, Net income (loss), or any other operating performance measure calculated in accordance with GAAP. Other companies may define non-GAAP financial measures differently, and as a result, our non-GAAP financial measures may not be directly comparable to those of other companies. Our non-GAAP financial measures provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures.

We define “Adjusted revenue” as total revenues net of the change in fair value of mortgage servicing rights (“MSRs”) due to valuation assumptions (net of hedges). We define “Adjusted net income” as tax-effected Net (loss) income before share-based compensation expense, the change in fair value of MSRs due to valuation assumptions (net of hedges), acquisition-related expenses, amortization of acquired intangible assets, litigation accrual reversal, restructuring costs, other adjustments and the tax effects of those adjustments as applicable. We define “Adjusted diluted earnings per share” as Adjusted net income divided by the adjusted diluted weighted average shares outstanding which includes diluted weighted average Participating Common Stock and the assumed pro forma exchange and conversion of Class D common stock outstanding for the applicable period presented. We define “Adjusted EBITDA” as Net income (loss) before interest and amortization expense on non-funding debt, provision (benefit from) for income taxes, depreciation and amortization, share-based compensation expense, change in fair value of MSRs due to valuation assumptions (net of hedges), litigation accrual reversal, acquisition-related expenses, amortization of acquired intangible assets, restructuring costs and other adjustments.

We exclude from each of our non-GAAP financial measures the change in fair value of MSRs due to valuation assumptions (net of hedges), as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in market interest rates and assumptions, including discount rates and prepayment speeds, which are not indicative of our performance or results of operation. We also exclude gains or losses on sales of MSRs during the period and effects of contractual prepayment protection associated with sales of MSRs. Further, we exclude the amortization of intangible assets recognized from the Acquisitions from Adjusted net income and Adjusted EBITDA. The intangible assets related to the Acquisitions were recorded as part of purchase accounting and the related amortization recorded over their useful lives represents a fixed non-cash expense that is not indicative of our ongoing performance or results of operations. Adjusted EBITDA includes Interest expense on funding facilities, which are recorded as a component of Interest income, net, as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt associated with our Senior Notes is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

Our definitions of each of our non-GAAP financial measures allow us to add back certain cash and non-cash charges, and deduct certain gains that are included in calculating Total revenue, net, Net (loss) income attributable to Rocket Companies or Net income (loss). However, these expenses and gains vary greatly, and are difficult to predict. From time to time in the future, we may include or exclude other items if we believe that doing so is consistent with the goal of providing useful information to investors.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Our non-GAAP financial measures can represent the effect of long-term strategies as opposed to short-term results. Our presentation of our non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, our non-GAAP financial measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

For financial outlook information, the Company is not providing a quantitative reconciliation of adjusted revenue to the most directly comparable GAAP measure because the GAAP measure cannot be reliably estimated and the reconciliation cannot be performed without unreasonable effort due to their dependence on future uncertainties and adjusting items that the Company cannot reasonably predict at this time but which may be material.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements in this document that are not historical or current facts are forward-looking statements. These forward-looking statements reflect our views with respect to future events as of the date of this document. All such forward-looking statements are subject to risks and uncertainties, including, but not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, any of which could cause future events or results to be materially different from those stated or implied in this document. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Founded in 1985, Rocket Companies (NYSE: RKT) is a Detroit-based fintech platform including mortgage, real estate and personal finance businesses: Rocket Mortgage, Redfin, Rocket Close, Rocket Money and Rocket Loans.

With insights from more than 160 million calls with clients each year, 30 petabytes of data and a mission to Help Everyone Home, Rocket Companies is well positioned to be the destination for AI-fueled homeownership. Known for providing exceptional client experiences, J.D. Power has ranked Rocket Mortgage #1 in client satisfaction for primary mortgage origination and mortgage servicing a total of 23 times – the most of any mortgage lender.

For more information, please visit our Corporate Website or Investor Relations Website.

Investor Relations Contact:
Sharon Ng
ir@rocket.com
(313) 769-2058

Media Contact:
Aaron Emerson
aaronemerson@rocket.com
(313) 373-3035